Contacts:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

BERKELEY, CA - November 7, 2013 - Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the third quarter ended September 30, 2013. The Company had $76.5 million in cash, cash equivalents and marketable securities as of September 30, 2013, compared to $125.1 million at December 31, 2012.

For both quarters ended September 30, 2013 and 2012, Dynavax reported total revenues of $2.9 million. Total revenues for the nine months ended September 30, 2013 were $8.4 million compared to $7.9 million for the same period in 2012.

General and administrative expenses for the quarter ended September 30, 2013 were $5.8 million compared to $7.1 million for the third quarter of 2012. For the nine months ended September 30, 2013, general and administrative expenses were $22.2 million compared to $18.9 million for the same period in 2012. This increase was due to one-time cash and non-cash stock-based severance costs of $2.0 million and $7.5 million, respectively, for the third quarter and nine month period of 2013. General and administrative expenses other than these organizational transition costs decreased by 49% during the third quarter and 24% for the nine month period of 2013.

Research and development expenses for the quarter ended September 30, 2013 were $11.8 million compared to $12.9 million for the third quarter of 2012. For the nine months ended September 30, 2013, research and development expenses were $38.7 million compared to $36.6 million for the same period in 2012. This increase was due primarily to manufacturing activities and expenses related to the supply of HEPLISAVTM.

On October 30, 2013, the Company sold 79,570,000 shares of our common stock at a price of $1.075 per share and 43,430 shares of the Company's Series B Convertible Preferred Stock (Series B) for a price of $1,075.00 per share, in separate, concurrent underwritten public offerings. The sale of the common stock and Series B resulted in aggregate net proceeds to us of approximately $125 million after deducting estimated commissions and offering expenses.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases and cancer. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

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DYNAVAX TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Collaboration revenue	$ 1,110	$ 1,050	$ 3,349	$ 3,602
Grant revenue	1,700	1,219	3,855	3,188
Service and license revenue	117	605	1,200	1,118
Total revenues	2,927	2,874	8,404	7,908

Operating expenses:
Research and development	11,770	12,850	38,739	36,631
General and administrative	5,807	7,121	22,243	18,871
Unoccupied facility expense	918	--	918	--
Total operating expenses	18,495	19,971	61,900	55,502

Loss from operations	(15,568)	(17,097)	(53,496)	(47,594)

Interest income	37	91	163	208
Interest expense	(24)	(589)	(83)	(1,765)
Other income (expense)	(120)	(196)	(248)	(255)

Net loss	$ (15,675)	$ (17,791)	$ (53,664)	$ (49,406)

Basic and diluted net loss per share	$ (0.09)	$ (0.10)	$ (0.29)	$ (0.30)

Shares used to compute basic and diluted net loss per share	183,022	177,870	182,960	167,039

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

(Unaudited)
	September 30,	December 31,
	2013	2012
Assets
Cash, cash equivalents and marketable securities	$ 76,474	$ 125,130
Property and equipment, net	8,454	7,965
Goodwill	2,532	2,475
Other assets	4,238	4,182
Total assets	$ 91,698	$ 139,752

Liabilities and stockholders' equity
Deferred revenues	$ 8,877	$ 12,068
Other liabilities	10,425	12,858
Total liabilities	19,302	24,926
Stockholders' equity	72,396	114,826
Total liabilities and stockholders' equity	$ 91,698	$ 139,752

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